Exhibit No. 99.1

PRESS RELEASE
For Information Contact:
Henry Scaramelli
Chief Financial Officer (Acting)
Datascope Corp.
(201) 307-5435
www.datascope.com
FOR IMMEDIATE RELEASE:
Datascope Reports Significantly Higher Third Quarter Earnings,
Excluding Special Items
MONTVALE, NJ, May 1, 2007 . . . Datascope Corp. (NASDAQ: DSCP) reported net earnings in the third quarter of fiscal 2007 ended March 31, 2007 of $7.9 million, or $0.51 per diluted share, including special items as discussed below, compared with net earnings of $9.1 million, or $0.59 per diluted share, for the fiscal quarter ended March 31, 2006, which also included a special item. Excluding special items in both years, net earnings in the third quarter were significantly higher than the comparable quarter last year.
Sales for the third quarter of fiscal 2007 were $97.6 million, 5% higher than $93.1 million last year. Favorable foreign exchange translation contributed $2.1 million to sales in the third quarter of fiscal 2007.
For the nine months ended March 31, 2007, net earnings were $15.7 million, or $1.02 per diluted share, compared to $19.6 million, or $1.29 per diluted share, for the same nine-month period of last year. Nine-month net earnings in both years included special items. A tabular summary of special items that apply to the third quarter and nine-month periods of fiscal 2007 and 2006 and the respective effects on pretax earnings, net earnings and earnings per diluted share is listed below.
Sales in the nine-month period were $280.4 million, compared to $273.9 million a year ago. Favorable foreign exchange translation increased sales by $4.2 million in fiscal 2007 to date.
Sales of Patient Monitoring products in the third fiscal quarter increased 8% to $39.8 million, primarily reflecting higher sales of Panorama™ central monitoring systems in certain international markets and increased worldwide sales of stand-alone patient monitors, including sales of the new Spectrum® OR monitor. Favorable foreign exchange translation contributed $0.8 million to patient monitoring sales in the third quarter of fiscal 2007. The Spectrum OR monitor, introduced in the second quarter, is the first Datascope monitor specifically designed for the operating room. Spectrum OR strengthens the Company’s competitive position in the $150 million annual worldwide market for operating room monitors and with customers that seek to standardize monitoring in different areas of the hospital with one supplier. Spectrum OR monitors were a significant contributor to the sales increase in patient monitors in the quarter.
In the third fiscal quarter, the Company began shipping the new AccuNet™, a wireless software solution, that combines with the Company’s Accutorr® Plus portable monitor to provide hospital staff with real-time health status updates by transmitting clinical data, via secure encryption, to a patient’s electronic record. The AccuNet is expected to strengthen Datascope’s competitive position in the $70 million-plus U.S. vital signs monitoring market and is expected to contribute to sales growth of the Accutorr Plus monitor.
Also in the third quarter, Datascope entered into an exclusive agreement to supply Accutorr for all vital signs monitoring to one of the largest non-profit hospital networks in the United States.
Sales of Cardiac Assist products in the third quarter of fiscal 2007 increased 4% year-over-year to $45.0 million, due principally to increased sales of intra-aortic balloons in international markets and increased sales of ClearGlide® endoscopic vessel harvesting products. Favorable foreign exchange translation contributed $0.8 million to cardiac assist sales in the third quarter of fiscal 2007.
Datascope recently received FDA clearance for a new generation of intra-aortic balloon (IAB) products: the Sensation™ 7 Fr. IAB catheter and the CS300™ automatic IAB pump. Using fiber optic technology, the Sensation 7 Fr. uniquely offers the world’s smallest diameter IAB as well as blood pressure monitoring with greater convenience and higher fidelity than conventional invasive blood pressure monitoring. The Sensation 7 Fr. catheter also employs Datascope’s Durathane™ balloon membrane, the most abrasion resistant of any IAB in the industry.
The CS300 balloon pump is a fully automatic pump with all the features of Datascope’s market leading CS100® balloon pump plus the capability to operate with the fiber optic Sensation 7 Fr. IAB. The CS300 pump is expected to further enhance Datascope’s competitive position in all world markets.
Sales of the CS300 pump began in March 2007 to the U.S. and European markets. The full market launch of the Sensation catheter in the United States, originally planned for March 2007, is now scheduled for mid-May following completion of a limited market release. The Company does not expect that this delay will affect sales of the new pump because the CS300 pump operates with other IAB’s. The CE Mark application for Sensation, made in December 2006, is still under review.
Sales of the Company’s Safeguard™ assisted pressure device continued to show double digit growth in the third quarter of fiscal 2007. In March 2007, the Company received FDA 510(k) clearance to claim that Safeguard reduces manual compression time needed to stop bleeding following femoral arterial catheterization in diagnostic and interventional procedures. By sharply reducing the amount of nursing labor devoted to post-procedure hemostasis, Safeguard adds a significant economic incentive for its use, which enhances the prospects for continued penetration of an estimated $125 million annual worldwide market.
Safeguard is currently being sold by a small dedicated direct sales force. Datascope plans to more than triple the Safeguard sales force by adding Safeguard to the product portfolio of the entire Cardiac Assist sales force, beginning May 2007, an acceleration from the original date of July 2007.
Sales of InterVascular products in the third quarter increased 21% to $8.9 million principally due to sales of peripheral vascular stent products, acquired from Sorin Group, of Milan, Italy, in December 2006, and increased sales of vascular grafts to Gore, Datascope’s exclusive distributor in the United States. Favorable foreign exchange translation contributed $0.4 million to InterVascular sales in the third quarter of fiscal 2007.

The five-year agreement with Sorin gives InterVascular exclusive distribution rights to Sorin’s peripheral vascular stent products, excluding the United States and Japan. As part of that agreement, Datascope has the option to purchase that stent business within two years. The product line includes balloon-expandable and self-expanding stent systems to treat stenosis in iliac, renal and infrapopliteal arteries, as well as expandable balloons for use in percutaneous angioplasty (PTA). Datascope estimates the worldwide market for peripheral vascular stents and PTA balloons, excluding the United States and Japan, to be $190 million annually.
Included in special items in the third quarter of fiscal 2007 was a pretax gain on the sale of the ProGuide™ assets of $2.2 million ($1.4 million after tax or $0.09 per diluted share) and an additional pretax restructuring charge of $0.4 million ($0.2 million after tax or $0.01 per diluted share) primarily related to the previously announced Interventional Products Division (IP) exit plan. Also included in the third quarter of fiscal 2007 were expenses of approximately $1.1 million related to the recent inquiries previously disclosed in the Company’s 8-K filings.
ProGuide is the first in the portfolio of products of the Company’s IP to be sold as part of the divestiture of IP products announced in October 2006. The remaining IP product portfolio includes Datascope’s vascular closure devices, VasoSeal®, On-Site™ and X-Site®. The Company has engaged the investment banking firm of Piper Jaffray & Co. as financial advisor for the sale of these products. Datascope is also exploring opportunities for the sale or independent distribution of its ProLumen™ thrombectomy device for the interventional radiology market.
As previously reported, the combination of the IP exit plan and the workforce reductions in Patient Monitoring and the European sales organization, discussed in the second quarter press release, are estimated to save $19 million annually, $17 million of which took effect beginning in the third quarter of fiscal 2007, with the balance of $2 million taking effect at the start of fiscal 2008.

Summary of Special Items

	$ in millions (except earnings per share)
	3 Months Ended March 31,			9 Months Ended March 31,
	Pretax	After-Tax	Per	Pretax	After-Tax	Per
	Charges	Charges	Diluted	Charges	Charges	Diluted
Fiscal 2007	(Credits)	(Credits)	Share	(Credits)	(Credits)	Share
IP exit plan	$0.4	$0.2	$0.01	$4.6	$2.8	$0.18
PM workforce reduction	—	—	—	0.5	0.3	0.02
European workforce reduction	—	—	—	2.6	1.9	0.12

Restructuring charges	0.4	0.2	0.01	7.7	5.0	0.32
Gain on sale of ProGuide assets	(2.2)	(1.4)	(0.09)	(2.2)	(1.4)	(0.09)

Total special items	$(1.8)	$(1.2)	$(0.08)	$5.5	$3.6	$0.23

Gain on sale of investment	—	—	—	$(1.3)	$(1.3)	$(0.08)

Special dividend income	—	—	—	$(0.2)	$(0.2)	$(0.01)

Fiscal 2006
Special dividend income	$(4.5)	$(3.9)	$(0.25)	$(4.5)	$(3.9)	$(0.25)

X-Site special charge[1]	—	—	—	$2.7	$1.8	$0.12

Gain on sale of realty	—	—	—	$(0.8)	$(0.8)	$(0.05)

1	In the Consolidated Statements of Earnings, X-Site special charge is included in the following line items: Cost of Sales $2.4 million, R&D $0.1 million and SG&A $0.2 million.
Datascope will hold a conference call and webcast to discuss its third-quarter fiscal 2007 financial results on May 2, 2007, at 12:00 noon EDT. To access the conference call, please dial (866) 454-4204. You may also access the webcast of the conference call on the Company’s website, www.datascope.com.
About Datascope Corp.
Datascope Corp. is the global leader of intra-aortic balloon counterpulsation and a diversified medical device company that develops, manufactures and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care. The Company has four product lines aggregated into two reporting segments, Cardiac Assist / Monitoring Products and Interventional Products / Vascular Grafts. The Company’s products are sold throughout the world through direct sales representatives and independent distributors. Founded in 1964, Datascope is headquartered in Montvale, New Jersey. For news releases, webcasts and other Company information please visit Datascope’s website, www.datascope.com.
This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Many of these risks cannot be predicted or quantified and are at least partly outside our control, including the risk that the CS300 pump will not further advance our competitive position in all world markets, that the delay of the full market launch of the Sensation IAB to mid-May 2007 will affect sales of the CS300 pump, that the AccuNet will not strengthen our competitive position in the $70 million-plus U.S. vital signs monitoring market, and will not contribute to sales growth of the Accutorr Plus monitor, that the Spectrum OR monitor will not increase our competitive position with customers that seek to standardize monitoring in different areas of the hospital, that market conditions may change, particularly as the result of competitive activity in the markets served by the Company and that the workforce reductions at the IP, Patient Monitoring and the European sales organization may not provide the full amount of cost savings expected, as well as other risks detailed in documents filed by Datascope with the Securities and Exchange Commission.

Datascope Corp. and Subsidiaries
Condensed Consolidated Statements of Earnings
(In thousands, except per share amounts)
(Unaudited)

	Nine Months Ended		Three Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Net sales	$280,400	$273,900	$97,600	$93,100
Cost of sales	124,015	120,344	43,604	40,235

Gross profit	156,385	153,556	53,996	52,865

Operating expenses:
Research and development expenses	25,777	27,714	8,580	9,568
Selling, general and administrative expenses	106,091	105,008	36,161	36,060
Special items	5,458	(810)	(1,851)	—

	137,326	131,912	42,890	45,628

Operating earnings	19,059	21,644	11,106	7,237

Other (income) expense:
Interest, net	(1,823)	(1,393)	(547)	(393)
Dividend income	(196)	(4,523)	—	(4,523)
Gain on sale of investment	(1,273)	—	—	—
Other, net	370	1,396	146	325

	(2,922)	(4,520)	(401)	(4,591)

Earnings before income taxes	21,981	26,164	11,507	11,828

Income taxes	6,252	6,589	3,646	2,760

Net earnings	$15,729	$19,575	$7,861	$9,068

Earnings per share, basic	$1.03	$1.32	$0.52	$0.60

Weighted average number of common shares outstanding, basic	15,223	14,884	15,242	15,011

Earnings per share, diluted	$1.02	$1.29	$0.51	$0.59

Weighted average number of common shares outstanding, diluted	15,488	15,220	15,544	15,377

Datascope Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)
(Unaudited)

	March 31,	June 30,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$13,302	$9,479
Short-term investments	40,471	43,147
Accounts receivable less allowance for doubtful accounts of $2,422 and $2,301	78,569	78,133
Inventories	58,761	58,759
Prepaid income taxes	1,871	3,233
Prepaid expenses and other current assets	17,854	13,907
Current deferred taxes	6,388	6,522

Total current assets	217,216	213,180

Property, plant and equipment, net of accumulated depreciation of $97,771 and $90,928	82,767	85,460
Long-term investments	14,383	22,297
Intangible assets, net	21,921	20,465
Goodwill	4,065	4,065
Other assets	32,924	30,213

	$373,276	$375,680

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$18,761	$20,071
Dividends payable	1,526	1,069
Accrued expenses	14,411	14,584
Accrued compensation	14,254	16,234
Deferred revenue	4,008	3,675

Total current liabilities	52,960	55,633

Other liabilities	26,699	26,309

Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value $1.00 per share:
Authorized 5,000 shares; Issued, none	—	—
Common stock, par value $0.01 per share:
Authorized, 45,000 shares; Issued, 18,823 and 18,721 shares	188	187
Additional paid-in capital	107,353	103,728
Treasury stock at cost, 3,521 and 3,465 shares	(107,037)	(105,319)
Retained earnings	295,635	299,255
Accumulated other comprehensive loss:
Cumulative translation adjustments	107	(1,300)
Minimum pension liability adjustments	(2,437)	(2,437)
Unrealized loss on available-for-sale securities	(192)	(376)

Total stockholders’ equity	293,617	293,738

	$373,276	$375,680